Exhibit 10.1

LUNA INNOVATION INCORPORATED

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is hereby entered into by and between Luna Innovations Incorporated, a Delaware corporation (the “Company”), and Scott A. Graeff (“Executive”), effective as of January 1, 2007 (the “Effective Date”).

1. Duties and Scope of Employment.

(a) Positions and Duties. During the Employment Term (as defined herein), Executive will serve as the Company’s Chief Commercialization Officer. Executive will render such business and professional services in the performance of his or her duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to him or her by the Company’s Chief Executive Officer (“CEO”).

(b) Reporting. Executive shall report directly to the CEO.

(c) Obligations. During the Employment Term, and excluding periods of vacation and sick leave to which Executive is entitled, Executive shall devote all business time and attention to the affairs of the Company necessary to discharge the responsibilities assigned hereunder, and shall use commercially reasonable efforts to perform faithfully and efficiently such responsibilities. Notwithstanding anything herein to the contrary, Executive may provide services as a volunteer, member, director or officer of charitable, educational or civic organizations or industry trade associations or groups, and may serve as trustee, director or advisor to any family companies or trusts, provided that such service does not materially interfere with the performance of Executive’s duties to the Company as required under this Agreement.

2. Term. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.” Unless Executive’s employment hereunder is terminated earlier pursuant to the terms of this Agreement, the term of this Agreement shall begin on the date hereof and shall continue until the third anniversary of the Effective Date.

3. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated by either party at any time, effective immediately, upon written notice to the other party, with or without cause. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of his or her termination of employment. Executive understands and agrees that neither his or her job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his or her employment with the Company.

4. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Executive as compensation for his or her services a base salary at the annualized rate of not less than $185,000,

as adjusted from time to time as provided herein (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to standard federal, state and local withholding. Executive’s performance will be reviewed at least annually to determine if an increase in compensation is appropriate, which increase shall be in the sole discretion of the Company.

(b) Bonus. As additional compensation for services hereunder, Executive shall be eligible for an annual discretionary cash bonus to be determined by the Company’s Board of Directors (the “Board”) or Compensation Committee thereof and contingent upon the Company’s and/or Executive’s achievement of objectives set by the Company from time to time. Executive shall also be eligible to receive equity bonuses at such times and in such amounts as determined by the Board. All bonuses shall be in the discretion of the Board.

5. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, as such plans and terms may exist from time to time, including, without limitation, group health insurance, 401(k), and equity incentive plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Severance in Connection with a Change In Control. If Executive’s employment relationship with the Company is terminated within twelve months following a Change in Control, Executive may be entitled to payment of severance in accordance with this Section 7.

(a) Termination Without Cause; Termination for Good Reason. In the event (i) Executive terminates his or her employment with the Company for Good Reason (as defined herein) or (ii) Executive is terminated by the Company without Cause (as defined herein), Executive shall be entitled to receive the following severance benefits if Executive executes a general release with language acceptable to the Company on or before the effective date of termination, the standard form of which is attached hereto as Exhibit A (the “Release Agreement”):

(i) Base Salary; Accrued Vacation. Executive shall receive severance pay in an amount equal to twelve (12) months of the Base Salary (at the rate in effect immediately before the date of termination) paid in accordance with the Company’s normal payroll practices and subject to the usual required withholding, plus an amount equal to all accrued and unpaid vacation or paid-time off outstanding on Executive’s termination date. To the extent that all sums due pursuant to this Section 7(a)(i) have not been paid by the 15th day of third month of the calendar year following the calendar year of termination during which the date of termination occurs, the remaining amount due will be paid on that date.

(ii) Acceleration of Vesting. Executive shall immediately receive twelve (12) months of additional vesting of any unvested stock options and a cash payment equal to the value of any unvested 401(k) Company match amount.

(iii) COBRA Benefits. The Company shall pay the group health continuation coverage premiums for Executive and Executive’s covered dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) for a period of not less than twelve (12) months from the date of Executive’s termination of employment to the extent Executive is eligible for and elects such continuation coverage under COBRA. Notwithstanding the above, the Company shall only be responsible for the premiums for the same type of coverage in which Executive participated at the time of his or her termination.

(iv) Notwithstanding any of the foregoing to the contrary, Executive shall not receive the severance pay or health care insurance reimbursement referenced above unless and until the Release Agreement becomes effective and can no longer be revoked under its terms.

8. Severance Not in Connection with a Change In Control. If Executive’s employment relationship with the Company is terminated and Executive is not entitled to payment of severance in accordance with Section 7, the provisions of this Section 8 will apply.

(a) Termination Without Cause; Termination for Good Reason. In the event (i) Executive terminates his or her employment with the Company for Good Reason (as defined herein) or (ii) Executive is terminated by the Company without Cause (as defined herein), Executive shall be entitled to receive the following severance benefits if Executive executes a general release with language acceptable to the Company on or before the effective date of termination, the standard form of which is attached hereto as Exhibit A:

(i) Base Salary; Accrued Vacation. Executive shall receive severance pay in an amount equal to nine (9) months of the Base Salary (at the rate in effect immediately before the date of termination) paid in accordance with the Company’s normal payroll practices and subject to the usual required withholding, plus an amount equal to all accrued and unpaid vacation or paid-time off outstanding on Executive’s termination date. To the extent that all sums due pursuant to this Section 8(a)(i) have not been paid by the 15th day of third month of the calendar year following the calendar year of termination during which the date of termination occurs, the remaining amount due will be paid on that date.

(ii) Acceleration of Vesting. Executive shall immediately receive twelve (12) months of additional vesting of any unvested stock options and a cash payment equal to the value of any unvested 401(k) Company match amount.

(iii) COBRA Benefits. The Company shall pay the group health continuation coverage premiums for Executive and Executive’s covered dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended, for a period of not less than nine (9) months from the date of Executive’s termination of employment to the extent Executive is eligible for and elects such continuation coverage under COBRA. Notwithstanding the above, the Company shall only be responsible for the premiums for the same type of coverage in which Executive participated at the time of his or her termination.

(iv) Notwithstanding any of the foregoing to the contrary, Executive shall not receive the severance pay or health care insurance reimbursement referenced above unless and until the Release Agreement becomes effective and can no longer be revoked under its terms.

(b) Voluntary Termination; Termination for Cause. If Executive’s employment with the Company is terminated voluntarily by Executive without Good Reason or Executive is terminated for Cause by the Company, he or she will not receive severance pay or any other similar compensation.

(c) Dissolution, Liquidation or Insolvency of the Company. Notwithstanding the above, in the event Executive’s employment is terminated by the Company in connection with or as a result of the liquidation, dissolution, insolvency or other winding up of the affairs of the Company without the establishment of a successor entity to the Company, the Company shall have no obligation to provide severance or further financial consideration to Executive except for any reasonable expense reimbursements or base salary that Executive has accrued and earned at the time of such termination.

(d) Death or Disability. Executive’s employment and this Agreement shall automatically terminate, and Executive will receive the severance pay, acceleration of vesting, benefits and other compensation set forth in Section 8(a) above (i) upon Executive’s death or (ii) in the event of any illness, disability or other incapacity as a result of which Executive is rendered unable regularly to perform his or her duties hereunder for a period in excess of ninety (90) consecutive days or more than one hundred eighty (180) days in any consecutive twelve (12) month period, unless otherwise prohibited by any applicable federal, state, or local law or ordinance. The determination regarding whether Executive is unable regularly to perform his or her duties under clause (ii) above shall be made by the Board in good faith. Executive’s inability to be physically present on the Company’s premises shall not constitute a presumption that Executive is unable to perform such duties. If Executive is entitled to long-term disability insurance benefits under a long-term disability insurance plan for which the Company paid the insurance premiums, any amounts due pursuant to this Section 8(d) shall be reduced by the maximum amount of such benefits.

9. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as follows:

(i) an act of embezzlement, theft, or fraud with respect to the Company or any of its affiliates;

(ii) Executive’s conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude (excluding traffic offenses);

(iii) Executive’s (A) repeated gross negligence or willful misconduct in the performance of his or her employment duties and responsibilities to the Company (other than as a result of a disability) or (B) refusal to comply with the directives of the Board, provided that such gross negligence, willful misconduct or refusal to comply with the directives of the Board shall only constitute Cause after Executive has received a written notice from the Company or the Board which specifically sets forth the factual basis for the Company’s belief that Executive’s actions or inactions constitute Cause and Executive has been provided with a reasonable opportunity of not less than thirty (30) days to cure, to the reasonable satisfaction of the Board, any alleged gross negligence, willful misconduct or refusal to comply with the directives of the Board; or

(iv) Executive’s material breach of this Agreement or the Confidentiality Agreement (defined below).

(b) Change in Control. For purposes of this Agreement, “Change in Control” is defined as follows:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(c) Good Reason. For purposes of this Agreement, Executive’s voluntary termination for “Good Reason” shall mean Executive’s voluntary resignation within thirty (30) days after the occurrence of any of the following without the express written consent of Executive:

(i) a reduction in Executive’s annualized Base Salary that is not part of a general reduction of salary or other concessionary arrangement affecting all employees of the Company or affecting all senior executive officers of the Company;

(ii) a requirement by the Company or the Board that Executive be relocated to a Company office more than fifty (50) miles from Roanoke, Virginia; or

(iii) any material breach by the Company of any of its obligations hereunder which have not been cured within (30) days of the Board having received written notice of such breach (which notice shall be in writing and shall specifically describe the Company’s alleged material breach and state that failure to correct such breach will result in Executive’s resignation for Good Reason under this Agreement).

10. Confidential Information/Non-Compete. Executive has entered into and agrees to abide by the form of confidential information, non-competition and invention assignment agreement attached hereto as Exhibit B (the “Confidentiality Agreement”). To the extent the terms of this Agreement are inconsistent with the terms of the Confidentiality Agreement, the terms of this Agreement shall control. The terms and conditions of the Confidentiality Agreement are incorporated herein by reference.

11. Excise Tax Adjustment. Notwithstanding any of the foregoing to the contrary, in the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s severance benefits under this Agreement shall be payable either (A) in full, or (B) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 11.

12. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes and shall assume in writing and be bound by all of the Company’s obligations under this Agreement. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

13. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Luna Innovations Incorporated
1703 South Jefferson Street, SW, Suite 400
Roanoke, Virginia 24016
Attn: General Counsel

With copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, PC
11921 Freedom Drive, Suite 600
Reston, Virginia 20190
Attn: Trevor Chaplick, Esq.

If to Executive:

At the last residential address known by the Company.

14. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

15. Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Roanoke County, Virginia, conducted by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable rules of JAMS. Executive and the Company acknowledge that by agreeing to this arbitration procedure, each party waives the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. Nothing in this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute arising under the Confidentiality Agreement by court action instead of arbitration.

16. Entire Agreement. This Agreement and the Confidentiality Agreement collectively represent the entire agreement and understanding between the parties as to the subject matter herein and therein and together supersede all prior or contemporaneous agreements whether written or oral. No waiver, alteration, amendment or modification of any of the provisions of this Agreement or of the Confidentiality Agreement will be binding unless it is in writing and is signed by duly authorized representatives of the parties hereto.

17. Tax Matters.

(a) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

(b) Section 409A Compliance. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date (“Section 409A”). The Company shall take, and Executive shall cooperate with the Company in taking, all steps reasonably necessary to have such benefits not be deferred compensation arrangements under Section 409A, including adopting such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that are reasonably necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, provided that (i) the Company will not be required to take any such steps that impose any material additional costs on the Company and shall not take any such steps that impose any material additional costs on Executive (unless Executive otherwise consents thereto) and (ii) the Company will not be liable for the failure to take any such steps or for the imposition of any tax or penalty pursuant to Section 409A.

18. Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the Commonwealth of Virginia, without regard to its conflict of laws principles.

19. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his or her private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

LUNA INNOVATIONS INCORPORATED

By:	/s/ Kent A. Murphy
Name:	Kent A. Murphy, Ph.D.
Title:	President and CEO

EXECUTIVE

By:	/s/ Scott A. Graeff
Name:	Scott A. Graeff